UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       June 4, 2009

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)

650 From Road , Suite 375 Paramus, NJ	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On June 4, 2009, the Company entered into a sixth amendment (the “Sixth Amendment”) and a seventh amendment (the “Seventh Amendment” and, together with the Sixth Amendment, the “Amendments”) to its license agreement, dated December 9, 1996, with Coach, Inc., pursuant to which Coach, Inc. agreed to license to the Company certain intellectual property, including the trademark COACH and related marks. The Sixth Amendment permits the Company to sell Licensed Products to retail stores which it controls (“Licensee-Affiliated Retailers”), subject to the Licensor’s prior written approval, which is not to be unreasonably withheld, establishes the royalty rate applicable to such sales and imposes a limit on what are defined as “retail close-out” products that may be sold by certain Licensee-Affiliated Retailers annually. The Seventh Amendment permits the sale of Licensed Products to approved retailers for resale on websites that are operated by those retailers and approved by Licensor (“Website(s)”) provided that such Licensed Products are the same models as those advertised and sold by Licensor on its website. Licensor’s written approval is required before any other models may be offered for sale on any Website and no more than six such other models may be purchased from the Company for advertisement or sale on any Website during any six month period. The Seventh Amendment also provides that Licensor will furnish the Company with certain content for use on the Websites for a specified fee to be paid quarterly.

The Company intends to file the Amendments as exhibits to its next periodic report and will seek confidential treatment of certain terms of the Amendments at such time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2009

MOVADO GROUP, INC.
By:	/s/ Timothy F. Michno
Name: Timothy F. Michno Title: General Counsel